EXHIBIT 2

[LOGO]   The AIG Life Companies (U.S.)         80 Pine Street, 13th Floor
                                               New York, NY 10005

February 1997

Dear Alliance Gallery Contract Owner:

We are pleased to present the Alliance Gallery Annual Report to Contract
Owners as of December 31,1996.   This report provides the financial statements
for the underlying investments of your variable annuity. The fund manager has provided a commentary on the fund performance as well as an economic outlook.

As always, if you have any questions regarding your contract, please contact either your sales representative or us directly at (800) 255-8402.